Exhibit 99.1

For Immediate Release

Contacts:	Daniel Erickson	Cindy Walters
	Executive Vice President	Senior Vice President
	Chief Financial Officer	Director of Marketing
	(310) 258-9302	(949) 223-4910

Alliance Bancshares California Announces Record

Net Earnings for the Year Ending December 31, 2006

Culver City, CA. (February 20, 2007) – Alliance Bancshares California (OTC BB: ABNS.OB), the holding company of Alliance Bank, announced record net earnings of $8.0 million for the year ended December 31, 2006, up 29% from $6.2 million in 2005. Earnings per share were $1.10 (basic) and $1.05 (diluted) for the year ended December 31, 2006, compared to $0.93 (basic) and $0.90 (diluted) for 2005. Net earnings are calculated before preferred stock dividend payments. Financial results for the year ended December 31, 2006, are as yet unaudited.

Total assets rose to $875.8 million at December 31, 2006, up 30% from $675.0 million at December 31, 2005. Total deposits reached $716.9 million as of December 31, 2006, a 35% gain from $531.3 million a year ago. All categories of deposits increased during 2006, especially certificates of deposit which were 45% higher at December 31, 2006 than 2005. Net loans increased to $700.5 million as of December 31, 2006, a 28% rise from $545.4 million on December 31, 2005. All categories of loans were higher at December 31, 2006; real estate loans were up 21%, construction loans up 33% and commercial loans increased 34%.

Net interest income before provision for loan losses increased from $25.3 million for the year ended December 31, 2005, to $38.7 million for the same period in 2006. The increase in net interest income was primarily due to a $245.6 million increase in average

ABNS 2006 Earnings Release 12-31-06, page 2

interest earning assets as well as a 128 basis point increase in the weighted average yield of those interest earning assets. This increase was offset by a $223.3 million increase in average interest bearing liabilities as well as a 119 basis point increase in the weighted average rate paid on those interest bearing liabilities. Total non-interest expense rose from $15.7 million for the year ended December 31, 2005, to $23.9 million for the same period in 2006. Contributing to the increased expenses were additions to staff and increased incentive and bonus payments due to the increased size and profitability of the Company. At December 31, 2006, Alliance had 137 full-time employees compared to 99 employees one year earlier.

The provision for loan losses for the year ended December 31, 2006, was $3.9 million, an increase from $2.5 million from the year ended December 31, 2005, mostly due to the increase in the size of the loan portfolio. The Bank’s loan loss reserve now stands at 1.3% of total loans with the reserve at $9.2 million on December 31, 2006, up from $6.1 million one year earlier.

The Bank’s total capital and reserves reached $90.3 million at December 31, 2006 up $20.8 million from $69.5 million one year earlier. The increase was due to the retention of earnings, an increase in the loan loss reserve and the issuance of $10.3 million of junior subordinated debentures. Both Alliance Bancshares California and Alliance Bank met all regulatory capital requirements and the Bank continues to be “well capitalized” as defined by applicable regulations.

Chairman and CEO Curtis S. Reis commented:

“We have just completed another outstanding year at Alliance. We expect to pass the $1 billion mark in total assets during 2007. Ten years ago our total assets were but $66 million. In my wildest dreams then, I never would have predicted the totals we now have reached. The best part is that we have done it without any acquisitions and we have grown our earnings commensurately. Back in 1997, we earned $500 thousand as compared to $8 million in 2006.

ABNS 2006 Earnings Release 12-31-06, page 3

We will be opening our fifth regional office in West Los Angeles on Wilshire Boulevard this spring. We have added new talented people in virtually every area of the Bank which has helped make our success possible. During our strategic planning late last year, we reaffirmed our desire to remain independent and to continue to grow at a rate that will try to ensure that earnings keep pace. We believe that the long term outlook for Alliance is positive.”

Alliance Bank is one of the leading independent business banks headquartered in Southern California, offering a wide range of financial solutions tailored to businesses, developers, executives and professionals. Serving small to mid-sized businesses, Alliance Bank’s strategy focuses on delivering progressive products and services including deposit and cash management services as well as commercial, small business, asset-based, construction and real estate financing. Founded in 1980, Alliance Bank is the principal subsidiary of Alliance Bancshares California, with regional banking offices in Culver City, Irvine, Woodland Hills, Burbank and in 2007 in West Los Angeles. Alliance can be found on the Web at www.allbank.com. The shares are traded over-the-counter on the Bulletin Board under the symbol (ABNS.OB)

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: increased competition from other financial institutions; changes in local national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand to decline, and thereby reduce the Bank’s net margins and operating results; increased government regulation which could increase the costs of operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; and continued performance of the Company’s loan portfolio.

These, as well as other factors and uncertainties, are discussed in greater detail in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10Q. Readers are urged to review those reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

ABNS 2006 Earnings Release 12-31-06, page 4

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31,
	2006	2005
Assets	(in thousands)
Cash and due from banks	$18,732	$15,574
Federal funds sold	28,810	14,575
Total cash and cash equivalents	47,542	30,149
Time deposits with other financial institutions	2,556	8,245
Securities held to maturity, fair market value $104,153 at December 31, 2006; $73,734 at December 31, 2005	104,627	75,479
Loans held for sale	305	608
Loans, net of the allowance for loan losses of $9,195 at December 31, 2006; $6,051 at December 31, 2005	700,189	544,819
Equipment and leasehold improvements, net	4,286	3,995
Accrued interest receivable and other assets	16,257	11,679

Total assets	$875,762	$674,973

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Deposits:
Noninterest bearing demand	$157,265	$106,405
Interest bearing:
Demand	12,817	9,043
Savings and money market	183,692	165,363
Certificates of deposit	363,094	250,498

Total deposits	716,868	531,309
Accrued interest payable and other liabilities	7,774	4,111
FHLB advances	50,000	35,000
Securities sold under agreements to repurchase	20,000	41,134
Junior subordinated debentures	27,837	17,527

Total liabilities	822,479	629,081

Commitments and contingencies	—	—

Redeemable Preferred Stock:
Serial preferred stock, no par value:
Authorized—20,000,000 shares
7% Series A Non-Cumulative Convertible Non-Voting:
Authorized and outstanding—733,050 shares at December 31, 2006 and 2005	7,697	7,697
6.82% Series B Non-Cumulative Convertible Non-Voting:
Authorized and outstanding—667,096 shares at December 31, 2006 and 2005	11,319	11,319

Total redeemable preferred stock	19,016	19,016

Shareholders’ equity:
Common stock, no par value:
Authorized—20,000,000 shares
Outstanding—6,151,679 shares at December 31, 2006; 6,065,579 shares at December 31, 2005	6,600	6,407
Additional paid-in capital	502	—
Undivided profits	27,165	20,470

Total shareholders’ equity	34,267	26,877

Total liabilities, redeemable preferred stock and shareholders’ equity	$875,762	$674,973

ABNS 2006 Earnings Release 12-31-06, page 5

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Interest Income:
Interest and fees on loans	$59,964	$34,300	$16,771
Interest on time deposits with other financial institutions	167	135	86
Interest on securities held to maturity	4,253	2,747	2,132
Interest on federal funds sold	1,309	519	265

Total interest income	65,693	37,701	19,254

Interest Expense:
Interest on deposits	22,076	10,105	3,638
Interest on FHLB advances	2,028	1,391	755
Interest on restructured repurchase agreement	1,128	—	—
Interest on convertible subordinated debentures			194
Interest on junior subordinated debentures	1,717	949	352

Total interest expense	26,949	12,445	4,939

Net interest income before provision for loan losses	38,744	25,256	14,315
Provision for Loan Losses	3,888	2,510	750

Net interest income	34,856	22,746	13,565
Non-Interest Income:
Service charges and fees	1,095	883	1,018
Net gains on sales of loans held for sale	463	711	735
Broker fees on loans	321	820	1,154
Other non-interest income	835	594	647

Total non-interest income	2,714	3,008	3,554
Non-Interest Expense:
Salaries and related benefits	13,190	8,056	5,489
Occupancy and equipment expenses	2,999	2,381	1,556
Professional fees	1,538	799	447
Data processing	833	776	590
Other operating expense	5,322	3,648	2,483

Total non-interest expense	23,882	15,660	10,565

Earnings Before Income Tax Expense	13,688	10,094	6,554
Income tax expense	5,681	3,882	2,616

Net Earnings	$8,007	$6,212	$3,938

Earnings per Common Share:
Basic earnings per share	$1.10	$0.93	$0.78
Diluted earnings per share	$1.05	$0.90	$0.61

To receive a copy of our financial reports or to be put on the Company’s mailing list, please contact Cindy Walters, Senior Vice President / Director of Marketing (949) 223-4910 or by email: cwalters@allbank.com

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